Exhibit 99.1
Newmont Closes Acquisition of Remaining Interest in Boddington
DENVER, June 25, 2009 — Newmont Mining Corporation (NYSE: NEM) (“Newmont” or “the Company”) is pleased to announce that it has successfully completed the acquisition of the remaining 33.33% interest in the Boddington project from AngloGold Ashanti Australia Limited, a wholly-owned subsidiary of AngloGold Ashanti Ltd. Newmont now owns 100% of the Boddington project, which is the largest gold project in Australia.
Richard O’Brien, President and Chief Executive Officer of Newmont, said, “The Boddington acquisition fits well with our strategy of providing sustainable and profitable production in favorable geo-political jurisdictions. We are pleased to have 100% of this asset within our portfolio and now look forward to the successful startup of this world-class project.”
The total consideration for the 33.33% interest consists of $750 million paid in cash at closing, $240 million payable in cash and/or Newmont common stock, at Newmont’s option, in December 2009, and a royalty capped at $100 million, equal to 50% of the average realized operating margin (if any) exceeding $600 per ounce, payable on one-third of gold sales from Boddington. The transaction closing follows receipt of approvals from the Australian Foreign Investment Review Board, Western Australia Ministry of Mines and South African Reserve Bank and the receipt of consents and agreements from third parties. Newmont will incur closing costs of approximately $60 million, primarily associated with stamp duties, which will be expensed in the second quarter of 2009. The valuation date for the transaction is January 1, 2009, and closing adjustments were made to reflect Newmont’s economic ownership position from that date.
About Boddington:
Boddington is a large, open pit mine in Western Australia, located 130 kilometers southeast of Perth. At the end of May 2009, the Boddington project was 96% complete, with start-up expected in mid-2009 and an anticipated 12-month ramp-up schedule. The Company continues to expect total capital costs to be between $2.6 and $2.9 billion on a 100% basis.
Boddington will be Australia’s largest gold producer upon completion, with expected average annual gold production of approximately one million ounces at costs applicable to sales of approximately $300 per ounce (on a by-product basis) for the first full five years of operation, and an expected mine life in excess of 20 years. Newmont believes Boddington has significant exploration potential with gold reserves, on a 100% basis, increasing from 16.6 million ounces in 2007 to 20.1 million ounces in 2008.

Investor Contact
John Seaberg	303.837.5743	john.seaberg@newmont.com

Media Contact
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Cautionary Statement:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements include, without limitation (i) estimates of gold and copper production and sales; (ii) estimates of costs applicable to sales; (iii) estimates of capital expenditures, project costs, and expenses; (iv) estimates regarding timing of future development, construction, production or closure activities; (v) statements regarding future exploration results, exploration expenditures, and reserves; (vi) statements regarding potential cost savings, productivity, operating performance, cost structure and competitive position; and (vii) expectations regarding the start-up time, design, mine life, production, costs applicable to sales and exploration potential of the Boddington mine. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2008 Annual Report on Form 10-K, filed February 19, 2009, as amended by Form 10-K/A filed June 8, 2009, on file with the Securities and Exchange Commission, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.